 Exhibit 99.3

1-800-FLOWERS.COM, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Financial Statements

On September 30, 2014, 1-800-FLOWERS.COM, Inc. (“1-800-FLOWERS.COM” or the “Company”) completed its acquisition of Harry & David Holdings, Inc (“Harry & David”), a leading multi-channel specialty retailer and producer of branded premium gift-quality fruit, gourmet food products and other gifts marketed under the Harry & David brands. The transaction, for a purchase price of $142.5 million, includes the Harry & David’s brands and websites as well as its headquarters, manufacturing and distribution facilities and orchards in Medford, Oregon, a warehouse and distribution facility in Hebron, Ohio and 48 Harry & David retail stores located throughout the country.

In order to finance the acquisition, on September 30, 2014, the Company entered into a Credit Agreement with JPMorgan Chase Bank as administrative agent, and a group of lenders (the “2014 Credit Facility”), consisting of a $142.5 million five-year term loan (the “Term Loan”) with a maturity date of September 30, 2019, and a co-terminus revolving credit facility (the “Revolver”), with a seasonally adjusted limit ranging from $100.0 to $200.0 million, which may be used for working capital (subject to applicable sublimits) and general corporate purposes. The Term Loan is payable in 20 quarterly installments of principal and interest beginning in December 2014, with escalating principal payments at the rate of 10% in years one and two, 15% in years three and four, and 20% in year five, with the remaining principal balance of $42.75 million due upon maturity. Upon closing of the acquisition, the Company borrowed $136.7 million under the Revolver to re-pay amounts outstanding under the Company’s and Harry & David’s previous credit agreements, as well as to pay acquisition-related transaction costs.

The acquisition is being accounted for in accordance with ASC Topic 805 Business Combinations (“ASC 805”). Accordingly, the total purchase price has been allocated on a preliminary basis to assets acquired and liabilities assumed in connection with the acquisition based on their estimated fair values as of the assumed acquisition date. These allocations reflect various preliminary estimates that were available at the time of the preparation of this Current Report on Form 8-K/A, and are subject to change during the measurement period (not to exceed one year from the acquisition date) as valuations are finalized.

The following unaudited pro forma condensed combined balance sheet is presented as if the acquisition of Harry & David had occurred on June 29, 2014, and combines 1-800-FLOWERS.COM’s consolidated balance sheet as of June 29, 2014 with Harry & David’s consolidated balance sheet as of June 28, 2014. The following unaudited pro forma condensed combined statement of income for the fiscal year ended June 29, 2014 is presented as if the acquisition of Harry & David had occurred on July 1, 2013, and combines 1-800-FLOWERS.COM’s consolidated statement of income for the year ended June 29, 2014 with Harry & David’s consolidated statement of income for the year ended June 28, 2014.

These unaudited pro forma condensed combined financial statements are prepared by management for informational purposes only in accordance with the rules and regulations of the U.S. Securities and Exchange Commission and are not necessarily indicative of or intended to represent the results that would have been achieved had the acquisition been consummated as of the dates presented, and should not be taken as representative of future consolidated results of operations. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and/or cost savings that the Company may achieve, or any additional expenses or costs of integration that may be incurred, with respect to the combined companies. The assumptions used to prepare the pro forma financial information are contained in the notes to the unaudited pro forma combined financial statements.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with 1-800-FLOWERS.COM’s historical audited consolidated financial statements and accompanying notes contained in the Company’s Annual Report on Form 10-K for its fiscal year ended June 29, 2014, and the historical audited consolidated financial statements and accompanying notes of Harry & David for its fiscal year ended June 28, 2014 contained in this Form 8-K/A.

1-800-FLOWERS.COM, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Balance Sheet at June 29, 2014

(in thousands, except share data)

	Company Historical	Harry & David Historical	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$5,203	$13,168	$-		$18,371
Receivables, net	13,339	4,203	-		17,542
Inventories	58,520	36,783	931	(a)	96,234
Deferred tax assets	5,156	-	-		5,156
Prepaid and other	9,600	7,051	-		16,651
Total current assets	91,818	61,205	931		153,954

Property, plant and equipment, net	60,147	90,536	-		150,683
Goodwill	60,166	-	28,937	(b)	89,103
Other intangibles, net	44,616	13,930	3,279	(c)	61,825
Deferred tax assets	2,002	-	-		2,002
Other assets	8,820	1,441	4,201	(d)	14,462
Total assets	$267,569	$167,112	$37,348		$472,029

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$24,447	$9,635	$-		$34,082
Accrued expenses	49,517	22,726	324	(e)(f)	72,567
Current maturities of long-term debt	343	866	19,752	(d)	20,961
Total current liabilities	74,307	33,227	20,076		127,610

Long-term debt	-	-	128,250	(d)	128,250
Deferred tax liabilities	649	23,553	1,607	(g)	25,809
Other liabilities	6,495	1,095	-		7,590
Total liabilities	81,451	57,875	149,933		289,259

Stockholders' equity:
Common stock	801	10	(10)	(h)	801
Additional paid-in capital	305,510	81,977	(81,977)	(h)	305,510
Retained earnings (deficit)	(68,565)	29,435	(32,783)	(h)(d)(f)	(71,913)
Accumulated other comprehensive loss	(75)	-	-		(75)
Treasury stock	(54,472)	(2,185)	2,185	(h)	(54,472)
Total stockholders' equity	183,199	109,237	(112,585)		179,851
Noncontrolling interest	2,919	-	-		2,919
Total equity	$186,118	109,237	(112,585)		182,770
Total liabilities and equity	$267,569	$167,112	$37,348		$472,029

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

1-800-FLOWERS.COM, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Income

for the year ended June 29, 2014

(in thousands, except per share data)

	Company Historical	Harry & David Historical	Pro Forma Adjustments		Pro Forma Combined

Net revenues	$756,345	$388,269	$-		$1,144,614
Cost of revenues	440,672	206,484	-		647,156
Gross profit	315,673	181,785			497,458
Operating expenses:
Marketing and sales	194,847	110,877	-		305,724
Technology and development	22,518	16,172	-		38,690
General and administrative	54,754	29,339	(393)	(f)	83,700
Depreciation and amortization	19,848	10,629	52	(c)	30,529
Total operating expenses	291,967	167,017	(341)		458,643
Operating income	23,706	14,768	341		38,815
Interest expense and other, net	(1,357)	(2,449)	(5,092)	(d)	(8,898)
Income from continuing operations before income taxes	22,349	12,319	(4,751)		29,917
Income tax expense from continuing operations	8,403	3,235	(1,663)	(i)	9,975
Income from continuing operations	13,946	9,084	(3,088)		19,942
Less: Net loss attributable to noncontrolling interest	(697)	-	-		(697)
Net income from continuing operations attributable to 1-800-FLOWERS.COM, Inc.	$14,643	$9,084	$(3,088)		$20,639

Basic net income from continuing operations per common share attributable to 1-800-FLOWERS.COM, Inc.	$0.23	-	-		$0.32

Diluted net income from continuing operations per common share attributable to 1-800-FLOWERS.COM, Inc.	$0.22	-	-		$0.31

Weighted average shares used in the calculation of net income from continuing operations per common share:
Basic	64,035	-	-		64,035
Diluted	66,460	-	-		66,460

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

(amounts in thousands)

1. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined balance sheet is based upon the 1-800-FLOWERS.COM’s historical audited consolidated balance sheet as of June 29, 2014 and the historical audited consolidated balance sheet of Harry & David as of June 28, 2014, giving effect to the acquisition of Harry & David by 1-800-FLOWERS.COM on September 30, 2014, as if it had been completed on June 29, 2014. The unaudited pro forma condensed combined statement of income for the fiscal year ended June 29, 2014 combines 1-800-FLOWERS.COM’s historical audited consolidated statement of income for the year ended June 29, 2014 with the historical audited consolidated statement of income of Harry & David for the year ended June 28, 2014, giving effect to the acquisition as if it had occurred on July 1, 2013.

The historical financial statements of 1-800-FLOWERS.COM and Harry & David have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are: (i) directly attributable to the acquisition, including the related financing of the acquisition through the 2014 Credit Facility, (ii) factually supportable, and (iii) with respect to the unaudited condensed combined statement of operations, expected to have a continuing impact on the combined entity. The historical financial statements of 1-800-FLOWERS.COM have been further adjusted to exclude the impact of discontinued operations, while the historical financial statements of Harry & David have been adjusted to conform to the Company’s presentation. The adjustments summarized above are described in detail in the accompanying notes.

These unaudited pro forma condensed combined financial statements are prepared by management for informational purposes only in accordance with the rules and regulations of the U.S. Securities and Exchange Commission and are not necessarily indicative of or intended to represent the results that would have been achieved had the acquisition been consummated as of the dates presented, and should not be taken as representative of future consolidated results of operations. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and/or cost savings that the Company may achieve, or any additional expenses or costs of integration that may be incurred, with respect to the combined companies.

The Company accounts for business combinations pursuant to ASC Topic 805. In accordance with ASC 805, the Company uses its best estimates and assumptions to allocate the total purchase price to the fair value of identifiable assets acquired and liabilities assumed at the acquisition date. Goodwill is measured as the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired. The fair values assigned to Harry & David’s tangible and intangible assets and liabilities assumed are considered preliminary and are based on the information that was available as of the date of the acquisition. The Company is in the process of finalizing its allocation and this may result in potential adjustments to the carrying value of the respective recorded assets and liabilities, establishment of certain additional intangible assets, revisions of useful lives of intangible assets, and the determination of any residual amount that will be allocated to goodwill. The Company will finalize the valuation of the net tangible and intangible assets as soon as practicable, but not later than one year from the acquisition date.

Under ASC Topic 805, acquisition-related transaction costs (i.e., advisory, legal, valuation, and other professional fees) are not included as a component of consideration transferred, but are accounted for as expenses in the periods in which the costs are incurred. Pre-tax transaction costs associated with the acquisition totaled approximately $2,440 ($1,586 net of a statutory tax rate of 35%) and have been reflected as a reduction to retained earnings. These costs are not presented in the unaudited pro forma condensed combined statements of income because, although they are directly attributable to the acquisition, they will not have a continuing impact on the consolidated results of the combined company.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with 1-800-FLOWERS.COM’s historical consolidated financial statements and accompanying notes contained in the Company’s Annual Report on Form 10-K for its fiscal year ended June 29, 2014, and the historical consolidated financial statements and accompanying notes of Harry & David for its fiscal year ended June 28, 2014 contained in this Form 8-K/A.

Reclassifications

Certain reclassifications have been made to the historical presentation of Harry & David’s consolidated financial statements in order to conform to 1-800-FLOWERS.COM’s presentation, primarily related to the following:

(1)

Harry & David presented operating expenses primarily within one line in its historical consolidated statements of income under “Selling, general and administrative.” In order to conform to 1-800-FLOWERS.COM’s historical financial statement presentation, Harry & David’s “Selling, general and administrative expenses” have been disaggregated into: “Marketing and sales,” “Technology and development,” “General and administrative” and “Depreciation and Amortization.”

(2)

Historically, Harry & David included depreciation and amortization expenses within the “Cost of Goods Sold” and “Selling, general and administrative” line items in its consolidated statements of income. In order to conform to 1-800-FLOWERS.COM’s presentation, all of Harry & David’s depreciation and amortization expenses have been aggregated under a separate line item within “Depreciation and amortization.”

(3)

Historically, Harry & David included certain fulfillment costs (such as packing and warehousing) within its “Cost of goods sold” line item in its consolidated statements of income. To conform to 1-800-FLOWERS.COM’s presentation, these expenses have been included under the “Marketing and sales” line item.

(4)

Historically, Harry & David included accruals for goods received but not invoiced within its “Accounts Payable” line item in its consolidated balance sheets. To conform to 1-800-FLOWERS.COM’s presentation, $1,613 of goods received but not invoiced have been included under the “Accrued expenses” line item.

(5)

Historically, Harry & David included credit card receivables within its “Cash and cash equivalents” line item in its consolidated balance sheets. To conform to 1-800-FLOWERS.COM’s presentation, $671 of credit card receivables have been included under the “Accounts Receivable” line item.

The following table reflects the changes in presentation and reclassifications relating to the pro forma condensed combined statement of income:

	Harry & David’s Statement of Income for the Year Ended June 28, 2014
	As Previously Reported	Adjustments	Revised
	(in thousands)

Net revenues	$386,601	$1,668	$388,269
Cost of revenues	232,773	(26,289)	206,484
Gross profit	153,828	27,957	181,785

Selling, general and administrative	139,025	(139,025)	-
Marketing and sales	-	110,877	110,877
Technology and development	-	16,172	16,172
General and administrative	-	29,339	29,339
Depreciation and amortization	-	10,629	10,629
Total operating expenses	139,025	27,992	167,017
Operating income	14,803	(35)	14,768
Interest expense and other, net	(2,484)	35	(2,449)
Income from continuing operations before income taxes	12,319	-	12,319
Income tax expense	3,235	-	3,235
Net income	$9,084	$-	$9,084

2. Accounting Policies

1-800-FLOWERS.COM has begun performing a comparative review of the accounting policies of the two companies. Upon completion of this review, the Company may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

3. Purchase Consideration and Estimated Allocation

On September 30, 2014, 1-800-FLOWERS.COM, Inc. (“1-800-FLOWERS.COM” or the “Company”) completed its acquisition of Harry & David Holdings, Inc (“Harry & David”). The transaction, for a purchase price of $142.5 million, includes the Harry & David’s brands and websites as well as its headquarters, manufacturing and distribution facilities and orchards in Medford, Oregon, a warehouse and distribution facility in Hebron, Ohio and 48 Harry & David retail stores located throughout the country.

The total purchase price was allocated to the identifiable assets acquired and liabilities assumed based on our preliminary estimates of their fair values on the assumed acquisition date of June 29, 2014. The fair values assigned to Harry & David’s tangible and intangible assets and liabilities assumed are considered preliminary and are based on the information that was available as of the date of the acquisition. This allocation has been made solely for the purpose of providing unaudited pro forma condensed combined financial statements. The Company is in the process of finalizing its allocation and this may result in potential adjustments to the carrying value of the respective recorded assets and liabilities, establishment of certain additional intangible assets, revisions of useful lives of intangible assets, and the determination of any residual amount that will be allocated to goodwill. Goodwill is not expected to be deductible for tax purposes.

The following table summarizes the preliminary allocation of the purchase price to the estimated fair values of assets acquired and liabilities assumed at the assumed acquisition date of June 29, 2014:

	Harry & David Preliminary Purchase Price Allocation	Preliminary Estimated Useful Life

Current assets	$62,136
Property, plant and equipment, net	90,536
Goodwill	28,937
Other intangibles, net:
Tradenames	14,745	Indefinite
Customer relationships	2,464	7 years
Other assets	1,441
Total assets acquired	200,259

Current liabilities	31,504
Deferred tax liabilities	25,160
Other liabilities assumed	1,095
Total current liabilities	57,759
Net assets acquired	$142,500

4. Pro Forma Adjustments

The following unaudited pro forma adjustments (in thousands) have been reflected in the unaudited pro forma condensed combined financial statements:

(a)

To record a step-up in the fair value of inventory of $931. Note that the unaudited pro forma condensed combined statements of income do not include an adjustment to reflect an increase in cost of sales for the adjustment of inventory to its estimated fair value as of the acquisition date, as this adjustment will not have a continuing impact on the consolidated results of the combined company.

(b)	To record the preliminary estimate of goodwill for the Company’s acquisition of Harry & David of $28,937.

(c)	To record the following adjustments related to intangible assets:

-

Adjustment to Other intangibles of $3,279 to record the preliminary estimate of the fair value of intangible assets acquired of $17,209 (as described in more detail in Note 3), net of the elimination of Harry & David’s historical intangible assets of $13,930.

-	Adjustment to Depreciation and amortization of $52 reflecting the net increase in definite lived intangibles.

(d)	To record the following adjustments related to the 2014 Credit Facility:

-

Adjustment to record Long-term debt, representing the $142,500 Term Loan utilized to finance the Harry & David purchase price. Based upon the repayment terms of the term loan, $14,250 of the Term Loan was classified as current maturities of long-term debt, and $128,250 of the Term Loan was classified as long-term debt.

-

Adjustment to Other assets of $4,201, comprised of deferred financing costs incurred in connection with the 2014 Credit Facility of $5,502, net of the write-off of Harry & David’s historical deferred financing costs of $1,301. The Company utilized its Revolver to fund the $5,502 of deferred financing costs.

-

Adjustment to Interest Expense and other, net of $5,092 which is comprised of interest on the Term Loan of $3,686, and amortization of deferred financing costs on the 2014 Credit Facility of $1,697, net of Harry & David’s historical amortization of deferred financing costs in the amount of $291. Outstanding amounts under the 2014 Credit Facility bear interest at the Company’s option at either: (i) LIBOR, plus a spread of 175 to 250 basis points, as determined by the Company’s leverage ratio, or (ii) ABR, plus a spread of 75 to 150 basis points. The interest rate used for the purposes of these pro forma statements was the rate in effect at loan inception of 2.69%. A 50 basis points increase in the interest rate would result in an additional interest expense of $686.

(e)	To record an adjustment of $1,723 to reduce deferred revenue to its fair value.

(f)

To record an adjustment to retained earnings and accrued expenses of $2,047 to record transaction costs in connection with the acquisition of Harry & David of $2,440 incurred by the Company after June 29, 2014, net of $393 of transaction costs included in Harry & David's historical General and administrative expenses, which were subsequently reimbursed by the shareholders as part of the purchase agreement.

(g)

To adjust Deferred tax liabilities by $1,607 in order to record deferred tax liabilities of $6,023 arising from the acquired intangible assets, applying a 35% statutory tax rate, net of the elimination of Harry & David’s historical deferred tax liabilities of $4,416 related to its historical intangible assets.

(h)	To eliminate the Harry & David’s historical stockholder’s equity.

(i)	Reflects the recognition of an income tax benefit on the pro forma adjustments using a statutory income tax rate of 35%. The actual effective tax rate of the combined company could differ.